EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors High Income Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
94,777,862.878	2,416,060.085

Jarold W. Boettcher
For	Against
94,784,662.430	2,409,260.533

James M. Concannon
For	Against
94,779,226.539	2,414,696.424

John A. Dillingham
For	Against
94,695,068.649	2,498,854.314

David P. Gardner
For	Against
94,557,077.311	2,636,845.652

Joseph Harroz, Jr.
For	Against
94,758,213.263	2,435,709.700

John F. Hayes
For	Against
94,295,140.125	2,898,782.838

Robert L. Hechler
For	Against
94,268,344.645	2,925,578.318

Albert W. Herman
For	Against
94,611,341.537	2,582,581.426

Henry J. Herrmann
For	Against
94,778,645.958	2,415,277.005

Glendon E. Johnson, Sr.
For	Against
94,377,717.518	2,816,205.445

Frank J. Ross, Jr.
For	Against
94,760,599.264	2,433,323.699

Eleanor B. Schwartz
For	Against
94,740,795.909	2,453,127.054

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
88,971,360.713	2,046,164.123	3,552,317.560